Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Form 10KSB/A being filed under the Securities Exchange Act of 1934 by Hartville Group, Inc. and subsidiaries of our report dated February 6, 2003, relating to our audits of the consolidated balance sheets of Hartville Group, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related Consolidated Statements of Income, Consolidated Changes in Stockholders’ Equity, and Consolidated Statements of Cash Flows for the years then ended.

Pollard-Kelley Auditing Services, Inc.

/s/ Terance L. Kelley

Terance L. Kelley for Pollard-Kelley Auditing Services, Inc.

Fairlawn, Ohio

January 6, 2004